Exhibit 10.4

THIRD AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) dated as of September 21, 2020, is executed by the Lenders (as defined below) party hereto, MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent (the “Administrative Agent”), BROADSTONE NET LEASE, LLC (the “Borrower”) and BROADSTONE NET LEASE, INC. (the “Parent”).

WHEREAS, the Borrower, the Parent, the financial institutions party thereto (the “Lenders”), the Administrative Agent and certain other parties have entered into that certain Revolving Credit and Term Loan Agreement dated as of June 23, 2017 (as increased and amended by that certain Consent and Agreement Regarding Commitment Increases and Additional Term Loans dated as of November 20, 2017, that certain First Amendment and Agreement Regarding Commitment Increases dated as of February 28, 2019, as amended by that certain Second Amendment to Revolving Credit Agreement and Term Loan Agreement dated as of July 1, 2019 and as otherwise in effect immediately prior to the effectiveness of this Agreement, the “Credit Agreement”);

WHEREAS, the Borrower has requested to terminate the Revolving Commitments under the Credit Agreement and to otherwise amend the Credit Agreement as set forth herein;

WHEREAS, the Lenders party hereto have agreed to provide those certain amendments set forth herein on the terms and conditions contained herein and have acknowledged the termination of the Revolving Commitments as set forth in Section 1 below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Termination of Revolving Commitments. Pursuant to Section 2.12 of the Credit Agreement, the Borrower hereby voluntarily terminates in full all Revolving Commitments under the Credit Agreement.  The Borrower shall pay all interest and fees on the Revolving Commitments so terminated to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to any Lender in accordance with Section 5.4 of the Credit Agreement.  In connection with the termination of the Revolving Commitments described herein, the Lenders hereby waive the requirement under Section 2.12 of the Credit Agreement that the Borrower provide not less than 5 Business Days prior written notice to the Administrative Agent of the termination of Revolving Commitments.  Such waiver shall in no way be deemed to permanently modify the provisions of the Credit Agreement or any other Loan Document through course of conduct, course of dealing or otherwise, except with respect to the limited waiver expressly set forth in the preceding sentence.  The termination of Revolving Commitments described in this Section 4 shall not become effective until this Agreement is signed and effective per its terms.

Section 2.  Amendments.

(a)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby amended by deleting the following definitions set forth in Section 1.1 thereof in their entirety and replacing such definition with the following:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Capitalization Rate” means 7.00%.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary of the Borrower; (b) such Property is located in a State of the United States of America, in the District of Columbia or in Canada; (c) regardless of whether such Property is owned by the Borrower or a Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary of the Borrower, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) no tenant of such Property is (i) subject to any proceeding under Debtor Relief Laws or (ii) more than 60 days past due on any rental obligation to the Borrower or any of its Subsidiaries in respect of such Property; (e) such Property shall be leased to a tenant pursuant to a net lease; (f) such Property is not a Development Property and has been developed for (i) retail, industrial, healthcare, restaurant, manufacturing, distribution or office use, or (ii) other use permitted under Parent’s internally approved property selection investment criteria; provided that Properties qualifying as an Eligible Property pursuant to this clause (f)(ii) shall not exceed 10% of Total Unencumbered Eligible Property Value; (g) neither such Property, nor if such Property is owned by a Wholly Owned Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Wholly Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens (other than Permitted Liens described under clauses (f) – (k) of the definition thereof) or (ii) any Negative Pledge other than a Permitted Negative Pledge; and (h) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters which are not individually or collectively material to the profitable operation of such Property.

“Financial Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, the chief accounting officer, the chief operating officer, if any, and the vice president of finance or capital markets of the Parent, the Borrower or such Subsidiary.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person which would be included as a liability on the balance sheet of such Person in accordance with GAAP in respect of any purchase obligation (but excluding obligations to purchase real estate entered into in the ordinary course of business), repurchase obligation, takeout commitment (but excluding commitments to fund construction or purchase real estate upon completion of construction in the ordinary course of business) or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability and contingent guarantees the conditions for which have not accrued) or (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

“Off-Balance Sheet Obligation” means liabilities and obligations of the Parent, the Borrower or any Subsidiary in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent is required to file with the SEC.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or property owner association of similar entity or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of clauses (a)(i) and (a)(ii), are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of covenants, conditions, easements, zoning restrictions, rights of way, encroachments, variations, rights or restrictions on use, and similar encumbrances (and, with respect to leasehold interests (other than leasehold interests in Eligible Properties), mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of leased property, with or without the consent of the lessee) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or impair the intended use thereof in any material respects and such title defects which may constitute Liens and are expressly permitted to exist with respect to an Eligible Property in accordance with clause (h) of the definition thereof; (d) leases, subleases or non-exclusive licenses granted to others not materially interfering with the ordinary conduct of business of such Person and otherwise permitted by the terms hereof; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (f) Liens securing judgments not constituting an Event of Default under Section 11.1(h); (g) Liens on assets to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (h) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries; (i) licenses and sublicenses of Intellectual Property granted in the ordinary course of business and not interfering in any material respect with the business of such Person; (j) Liens on insurance policies and proceeds thereof incurred in the ordinary course of business to secure premiums thereunder; and (k) other Liens on assets of the Loan Parties to the extent not otherwise included in paragraphs (a) through (j) of this definition securing Indebtedness or other obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, and the chief financial officer of the Parent, the Borrower or such Subsidiary.

“Total Market Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries determined on a consolidated basis: (a) in the case of Properties owned or leased by the Borrower or its Subsidiaries for the entire period of four consecutive fiscal quarters most recently ended, the Net Operating Income for such Property for the entire period of four consecutive fiscal quarters most recently ended, divided by the Capitalization Rate; (b) in the case of Properties acquired during the period of four consecutive fiscal quarters most recently ended, the purchase price paid by the Parent, the Borrower or any of their respective Subsidiaries for such Property exclusive of (i) closing and other transaction costs and (ii) any amounts paid by the Parent, the Borrower or such Subsidiary as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts; (c) the GAAP book value of all Mortgage Receivables, Development Property and unimproved real estate; (d) unrestricted cash, Cash Equivalents and Unrestricted 1031 Cash which would be included on the Parent’s consolidated balance sheet as of such date and (e) the GAAP book value of all other tangible assets of the Parent and its Subsidiaries; provided that, to the extent the amount of Total Market Value attributable to this clause (e) would exceed 5% of Total Market Value, such excess shall be excluded.  The Parent’s Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Market Value calculations consistent with the above described treatment for assets owned by the Parent and its Subsidiaries.  For purposes of determining Total Market Value, Net Operating Income from Properties disposed of by the Parent, the Borrower or any of their respective Subsidiaries during the immediately preceding period of four consecutive fiscal quarters of the Parent shall be excluded to the extent included in clause (a) above.  For purposes of determining Total Market Value, to the extent the amount of Total Market Value attributable to (x) common stock, Preferred Equity and other Equity Interests in Persons (other than Wholly Owned Subsidiaries) would exceed 10.0% of Total Market Value, such excess shall be excluded, (y) Mortgage Receivables would exceed 10.0% of Total Market Value, such excess shall be excluded and (z) the aggregate value of Total Budgeted Costs for Development Properties, Mortgage Receivables, common stock, Preferred Equity and other Equity Interests in Persons (other than Wholly Owned Subsidiaries) and unimproved real estate (which shall not include any Development Property) would exceed 25.0% of Total Market Value, such excess shall be excluded.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by deleting the definition of “Double Net Lease” in its entirety.

(c)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by deleting the number “40” set forth in the definition of “Ground Lease” and substituting the number “30” in place thereof.

(d)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by (i) deleting clause (e) of the definition of “Material Adverse Effect” in its entirety and (ii) inserting the word “or” immediately prior to clause (d) in the fifth line of the definition of “Material Adverse Effect”.

(e)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by restating clause (c) of the definition of “Net Operating Income” in its entirety to read as follows:

“(c) the actual property management fee paid during such period with respect to such Property.”

(f)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by adding the following new definitions thereto in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be reasonably acceptable to the Administrative Agent and each requesting Lender, as applicable.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.22.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.22.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.”

“Supported QFC” has the meaning assigned to it in Section 13.22.

“Third Amendment Effective Date” means September 21, 2020.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 13.22.

(g)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by adding the following Section 1.4 immediately following Section 1.3 thereof:

Section 1.4Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

(h)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 7.1(b) of the Credit Agreement is hereby amended by adding the following sentence to the end of such subsection to read as follows:

“As of the Third Amendment Effective Date, the information included in each Beneficial Ownership Certification is true and correct in all material respects.”

(i)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 8.6 of the Credit Agreement is hereby amended by deleting the phrase “liability to the Parent, the Borrower and its Subsidiaries in excess of $5,000,000” therein and substituting the phrase “a Material Adverse Effect” in place thereof.

(j)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 9.4(e) of the Credit Agreement is hereby amended by restating such subsection in its entirety to read as follows:

“(e)[Reserved];”

(k)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 9.4 of the Credit Agreement is hereby further amended by adding the following subsection (s) immediately following subsection (r) thereof:

“(s)Promptly following any change in beneficial ownership of the Borrower that would result in a change to the list of beneficial owners identified in a Beneficial Ownership Certification delivered pursuant to this Agreement or this Section 9.4(s) (if any), an updated Beneficial Ownership Certification for the Borrower.”

(l)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 9.7 of the Credit Agreement is hereby amended by restating such subsection in its entirety to read as follows

“Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Parent and the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, such Lender is required to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number, a Beneficial Ownership Certification, and/or such other identification information as shall be necessary for such Lender to comply with federal law, including the Patriot Act and the Beneficial Ownership Regulation.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.”

(m)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 10.1(a) of the Credit Agreement is hereby amended by restating such subsection in its entirety to read as follows:

“(a) Leverage Ratio.  Except as otherwise provided in this subsection (a) below, the Parent shall not permit the ratio of (i) Total Outstanding Indebtedness of the Parent and its Subsidiaries to (ii) Total Market Value, to exceed 0.60 to 1.00 at any time. Notwithstanding the foregoing, the Parent shall have the option, exercisable two times during the term of this Agreement, to elect that the ratio of (i) Total Outstanding Indebtedness of the Parent and its Subsidiaries to (ii) Total Market Value may exceed 0.60 to 1.00 for any fiscal quarter in which the Borrower completes a Material Acquisition and the immediately subsequent four fiscal quarters so long as (1) the Parent has delivered a written notice to the Administrative Agent that the Parent is exercising its option under this subsection (a) and (2) such ratio does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent four fiscal quarters.”

(n)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 10.1(g) of the Credit Agreement is hereby amended by restating such subsection in its entirety to read as follows:

“(g) Ratio of Total Unsecured Indebtedness to Total Unencumbered Eligible Property Value.  Except as otherwise provided in this subsection (g) below, the Parent shall not permit the ratio of (i) Total Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Total Unencumbered Eligible Property Value to exceed 0.60 to 1.00 at any time. Notwithstanding the foregoing, the Parent shall have the option, exercisable two times during the term of this Agreement, to elect that the ratio of (i) Total Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Total Unencumbered Eligible Property Value may exceed 0.60 to 1.00 for any fiscal quarter in which the Borrower completes a Material Acquisition and the immediately subsequent four fiscal quarters so long as (1) the Parent has delivered a written notice to the Administrative Agent that the Parent is exercising its option under this subsection (g) and (2) such ratio does not exceed

0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent four fiscal quarters.”

(o)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 10.4 of the Credit Agreement is hereby amended by restating the first paragraph of such section in its entirety to read as follows:

“Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation (other than (x) any transaction of merger or consolidation between or among Loan Parties; provided that if the Parent or the Borrower enters into such a transaction of merger, it is the survivor thereof, (y) any transaction of merger or consolidation of a Subsidiary that is not Loan Party into a Loan Party so long as the Loan Party is the survivor thereof and (z) any transaction of merger or consolidation between two or more Subsidiaries that are not Loan Parties); (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire any assets of, or make an Investment in, any other Person (including, in the case of each of the foregoing clauses, pursuant to a Delaware LLC Division); provided, however, that any of the actions described in the immediately preceding clauses (a) through (d) may be taken with respect to the Borrower, any other Loan Party or any other Subsidiary so long as (x) immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (y) if as a result of any such transaction, or series of such actions, the amount of Consolidated Tangible Assets would increase or decrease by 25.0%, then prior to entering into such transaction the Parent shall deliver a Compliance Certificate executed on behalf of the Parent by a Financial Officer of the Parent demonstrating that the Parent would be in compliance with the covenants contained in Section 10.1 on a pro-forma basis after giving effect to such transaction as of the end of the most recent fiscal quarter for which financial statements are available; notwithstanding the foregoing, the Parent and the Borrower may not enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger.”

(p)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 10.8(d) of the Credit Agreement is hereby amended by restating such subsection in its entirety to read as follows:

“(d) transactions between or among the Parent or any Subsidiaries and not involving any other Affiliate.”

(q)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 11.1(d)(i) of the Credit Agreement is hereby amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof.

(r)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 11.1(h) of the Credit Agreement is hereby amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof.

(s)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 11.1(i) of the Credit Agreement is hereby amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof.

(t)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 11.1(j) of the Credit Agreement is hereby amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof in each instance therein.

(u)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 11.1(l)(i) of the Credit Agreement is hereby amended by deleting the percentage “30%” therein and substituting the percentage “35%” in place thereof.

(v)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 11.1(l)(iii) of the Credit Agreement is hereby amended by deleting the percentage “65%” therein and substituting the percentage “60%” in place thereof.

(w)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, Section 13.21 of the Credit Agreement is hereby amended by (a) deleting the phrase “EEA Financial Institution” therein and substituting the phrase “Affected Financial Institution” in place thereof in each instance therein and (b) deleting the phrases “an EEA Resolution Authority” and “any EEA Resolution Authority” therein and substituting the phrase “the applicable Resolution Authority” in place thereof in each instance therein.

(x)Upon the effectiveness of this Agreement, and in reliance on the truth and accuracy of the representations set forth in Section 4 below, the Credit Agreement is hereby further amended by adding the following Section 13.22 immediately following Section 13.21 thereof:

Section 13.22.  Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a

Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 3.  Conditions Precedent.  The effectiveness of this Agreement, including without limitation, the amendment set forth in Section 2 above, is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)The Parent, the Borrower, the Guarantors, the Administrative Agent and the Required Lenders shall have indicated their consent to this Agreement by the execution and delivery of the signature pages hereto to the Administrative Agent;

(b)evidence that all conditions precedent to (A) the closing of that certain Revolving Credit Agreement, dated as of September 4, 2020, by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto, including the funding of the initial loans (if any) thereunder, shall have been satisfied, (B) that certain Amendment No. 1 to Term Loan Agreement, dated as of September 21, 2020, by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as the administrative agent, and the other parties party thereto shall have been satisfied, (C) all obligations owing by the Loan Parties under that certain Term Loan Agreement, dated as of August 2, 2019 by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (as in effect immediately prior to the First Amendment Date) have been repaid in full, and (D) all Obligations (including, without limitation, all accrued and unpaid interest and Fees) relating to Revolving Loans have been repaid in full;

(c)a Compliance Certificate calculated on a pro forma basis after giving effect to this Agreement and any indebtedness being incurred or paid off contemporaneously with the effectiveness of this Agreement for the Parent’s fiscal quarter ending June 30, 2020;

(d)The Administrative Agent shall have received all reasonable out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 13.2 of the Credit Agreement) that are due and payable in connection with this Agreement; and

(e)at least 5 Business Days prior to the effective date of this Agreement, the Borrower shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification.

Section 4.  Representations of Borrower.  The Borrower and the Parent each represents and warrants that:

(a)(i) this Agreement has been duly authorized by all necessary limited liability company action of the Borrower and all corporate action of the Parent, and the Parent has the requisite power and authority to execute and deliver on behalf of itself and the Borrower this Agreement, (ii) each of the Borrower and the Parent has the requisite power and authority to perform this Agreement and the Credit Agreement, as amended by this Agreement, in accordance with their respective terms, (iii) this Agreement has been duly executed and delivered by the Borrower and the Parent and each of this

Agreement and the Credit Agreement, as amended by this Agreement, is a legal, valid and binding obligation of the Borrower and the Parent enforceable against the Borrower and the Parent in accordance with their respective terms except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (B) the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally;

(b)the execution and delivery by the Borrower and the Parent of this Agreement and the performance by the Borrower and the Parent of this Agreement and the Credit Agreement, as amended by this Agreement, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approvals or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of the Parent, the Borrower or any other Loan Party, or (B) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties are bound, except under this clause (B) as could not reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Parent, the Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(c)(i) no Default or Event of Default has occurred and is continuing as of the effective date of this Agreement and immediately after giving effect to the amendment set forth herein and (ii) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on the effective date of this Agreement and immediately after giving effect to the amendment set forth herein except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement.

Section 5.   Reaffirmation.    Each Guarantor hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under the Guaranty dated as of June 23, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) and agrees that the transactions contemplated by the Agreement shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

Section 6. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 7.  Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement. Signatures hereto delivered by facsimile transmission, emailed .pdf file or other similar forms of electronic transmission shall be deemed original signatures, which hereby may be relied upon by all parties and shall be binding on the respective signor.

Section 8.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 9.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by the Requisite Lenders, the Administrative Agent and the Borrower.

Section 10.  Expenses.  The Borrower shall reimburse the Administrative Agent upon demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Agreement and the other agreements and documents executed and delivered in connection herewith.

Section 11.  Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.  Effects.  On and after the effectiveness of this Agreement, this Agreement shall constitute a Loan Document.  Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date this Agreement becomes effective. The Credit Agreement, as herein amended, is hereby ratified and confirmed in all respects.

Section 13.  Definitions.  Capitalized terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Revolving Credit and Term Loan Agreement to be executed as of the date first above written.

THE BORROWER:

BROADSTONE NET LEASE, LLC

By:  Broadstone Net Lease, Inc., Managing Member

By: /s/ Ryan M. Albano

     Name:   Ryan M. Albano

     Title:    Chief Financial Officer

THE PARENT AND A GUARANTOR:

BROADSTONE NET LEASE, INC.

By: /s/ Ryan M. Albano

     Name:   Ryan M. Albano

     Title:    Chief Financial Officer

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THE ADMINISTRATIVE AGENT AND THE LENDERS:

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent and a Lender

By: /s/ Lisa Plescia

     Name:   Lisa Plescia

     Title:   Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Matthew Kuhn

     Name:   Matthew Kuhn

     Title:    Director

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BANK OF MONTREAL, as a Lender

By: /s/ Jonas L. Robinson

     Name:   Jonas L. Robinson

     Title:    Vice President

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J.P.MORGAN CHASE BANK, N.A., as a Lender

By: /s/ Austin Lotito

     Name:    Austin Lotito

     Title:    Vice President

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TRUIST BANK, f/k/a Branch Banking and Trust Company, successor by merger to SunTrust Bank, as a Lender

By: /s/ Ryan Almond

     Name:   Ryan Almond

     Title:    Director

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REGIONS BANK, as a Lender

By: /s/ William Chalmers

     Name:    William Chalmers

     Title:    Assistant Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Peter Ilovic

     Name:   Peter Ilovic

     Title:    Vice President

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ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Mitchell Vega

     Name:    Mitchell Vega

     Title:    Vice President

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FIRST HORIZON BANK, f/k/a FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Thomas C. Owens

     Name:    Thomas C. Owens

     Title:    Senior Vice President

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Joseph L. Hord

     Name:    Joseph L. Hord

     Title:    Senior Vice President

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